NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on May 15, 2023, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on May 02, 2023 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Oak Street Health, Inc. and Halo Merger Sub Corp., a wholly owned subsidiary of CVS Pharmacy, Inc., which is a direct, wholly owned subsidiary of CVS Health Corporation became effective before market open on May 02, 2023. Each share of Oak Street Health, Inc common stock was exchanged for USD 39.00 in cash. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading before the Open on May 02, 2023 .